Exhibit 16.1

Registered, Public Company Accounting Oversight Board American Institute of CPAs, Center for Audit Quality Texas Society of Certified Public Accountants
November 7, 2007
United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously engaged as the principal independent registered public accounting firm for Solar Enertech Corp. On November 7, 2007, our appointment as the Corporation’s principal independent registered public accounting firm was terminated. We have read the Solar Enertech’s statements included under Item 4.01 of its Current Report on Form 8-K, dated November 12, 2007, and we are in agreement with such statements as they relate to our firm.
\S\ Malone & Bailey, PC
MALONE & BAILEY, P.C.
www.malone-bailey.com
Houston, Texas
www.malone-bailey.com | 2925 Briarpark Drive, Suite 930 | Houston, TX 77042 | o. 713.343.4200 | f. 713.266.1815 |